EXHIBIT (a)(1)(iii)

MULTIMEDIA GAMES, INC.

Offer to Purchase for Cash

Up to $25,000,000 in Value of its Common Stock

at a Purchase Price not greater than $13.50

nor less than $12.25 per share

THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, JULY 10, 2007,

UNLESS THE TENDER OFFER IS EXTENDED.

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Multimedia Games, Inc. (“Multimedia”) recently announced its plans to conduct a modified “Dutch Auction” tender offer in which it will purchase for cash up to $25,000,000 in value of its common stock (including the associated preferred share purchase rights issued pursuant to the Rights Agreement, dated as of October 12, 1998, by and between Multimedia and Corporate Stock Transfer, as Rights Agent) at a price not greater than $13.50 nor less than $12.25 per share. Multimedia has appointed us to act as Dealer Manager. Enclosed for your consideration are the Offer to Purchase dated June 8, 2007 (the “Offer to Purchase”) and in the related Letter of Transmittal (the “Letter of Transmittal”) which, as amended or supplemented from time to time, together constitute the tender offer. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Offer to Purchase. The description of the tender offer in this letter is only a summary and is qualified by all of the terms and conditions of the tender offer set forth in the Offer to Purchase and Letter of Transmittal.

Multimedia will determine a single per share price not greater than $13.50 nor less than $12.25 that it will pay for shares properly tendered and not properly withdrawn in the tender offer, taking into account the total number of shares tendered and the prices specified by tendering shareholders. Multimedia will select the lowest purchase price that will allow it to purchase up to $25,000,000 in value of shares, or such lesser amount of shares as are properly tendered and not properly withdrawn, at prices not greater than $13.50 nor less than $12.25 per share. All shares properly tendered at or below the purchase price and not properly withdrawn will be purchased at the purchase price selected by Multimedia, subject to proration provisions. All shares acquired in the tender offer will be acquired at the same purchase price. Multimedia reserves the right, in its sole discretion, to purchase more than $25,000,000 in value of shares in the tender offer, subject to applicable law. Shares tendered at prices in excess of the purchase price and shares not purchased because of proration provisions will be returned to the tendering shareholders at Multimedia’s expense. See Section 1 and Section 3 of the Offer to Purchase.

If the number of shares properly tendered is less than or equal to $25,000,000 in value of shares (or such greater amount as Multimedia may elect to pay, subject to applicable law), Multimedia will, on the terms and subject to the conditions of the tender offer, purchase at the purchase price selected by Multimedia all shares so tendered.

If at the expiration of the tender offer more than $25,000,000 in value of shares (or any such greater amount as Multimedia may elect to pay, subject to applicable law) are properly tendered at or below the purchase price selected by Multimedia, Multimedia will buy shares first, from all holders of “odd lots” of less than 100 shares who properly tender all of their shares at or below the purchase price selected by Multimedia and do not properly withdraw them before the Expiration Time; second, after purchasing the shares from the “odd lot” holders, from all other shareholders who properly tender shares at or below the purchase price selected by Multimedia (including shareholders who tendered subject to the condition that a specified minimum number of shares be purchased as described in Section 6 of the Offer to Purchase and whose condition was satisfied), on a pro rata basis; and third, only if necessary to permit Multimedia to purchase $25,000,000 in value of shares (or such greater amount as Multimedia may elect to pay, subject to applicable law), from holders who have tendered shares conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares. See Section 1 and Section 6 of the Offer to Purchase.

THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7 OF THE OFFER TO PURCHASE.

Multimedia’s current directors and executive officers have advised Multimedia that they do not intend to tender any of their shares in the tender offer. Accordingly, if Multimedia completes the tender offer, the proportional holdings of its directors and executive officers will increase. However, Multimedia’s directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to shareholders in the tender offer. See Section 11.

For your information and for forwarding to those of your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Purchase;

2. The Letter of Transmittal for your use and for the information of your clients, together with the accompanying Substitute Form W-9;

3. A letter to clients that you may send to your clients for whose accounts you hold shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the tender offer; and

4. A return envelope addressed to American Stock Transfer & Trust Company, as Depositary for the tender offer.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, JULY 10, 2007, UNLESS THE TENDER OFFER IS EXTENDED.

For shares to be tendered properly pursuant to the tender offer the certificates for such shares, or confirmation of receipt of such shares pursuant to the procedure for book-entry transfer set forth in Section 3 of the Offer to Purchase, together with (a) a properly completed and duly executed Letter of Transmittal including any required signature guarantees, (b) an Agent’s Message (as described in Section 3 of the Offer to Purchase) in the case of a book-entry transfer, or (c) the specific acknowledgement in the case of a tender through the Automated Tender Offer Program (as described in Section 3 of the Offer to Purchase) of the Book-Entry Transfer Facility, and any other documents required by the Letter of Transmittal, must be received before 5:00 p.m., New York City time, on the Expiration Time by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase.

THERE ARE NO GUARANTEED DELIVERY PROCEDURES ASSOCIATED WITH THE TENDER

Multimedia will not pay any fees or commissions to brokers, dealers, commercial banks or trust companies or other nominees (other than fees to the Dealer Manager and the Information Agent as described in Section 15 of the Offer to Purchase) for soliciting tenders of shares pursuant to the tender offer. Multimedia will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding the tender offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of Multimedia, the Dealer Manager, the

Information Agent or the Depositary for purposes of the tender offer. Multimedia will pay or cause to be paid all stock transfer taxes, if any, on its purchase of the shares except as otherwise provided in the Offer to Purchase or Instruction 8 in the Letter of Transmittal.

Any questions or requests for assistance may be directed to the Dealer Manager or the Information Agent at their respective telephone numbers and addresses set forth on the back cover of the Offer to Purchase. You may request additional copies of enclosed materials and direct questions and requests for assistance to the Information Agent, MacKenzie Partners, Inc. at: (800) 322-2885.

Very truly yours,

Bear, Stearns & Co. Inc.

Enclosures

NOTHING CONTAINED IN THIS DOCUMENT OR IN THE ENCLOSED DOCUMENTS WILL MAKE YOU OR ANY OTHER PERSON AN AGENT OF MULTIMEDIA, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE TENDER OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED IN THOSE DOCUMENTS.